Exhibit 99.1

March 7, 2022 8:30 AM EST

Air Industries Group Announces Significantly Improved Financial Results for the Three and Twelve Months Ended December 31, 2021

Full-Year Operating Income Improved by Nearly $4 Million to $2.4 Million

Bay Shore, N.Y.--(BUSINESS WIRE)--Air Industries Group (NYSE American: AIRI), an integrated Tier 1 manufacturer of precision assemblies and components for mission-critical aerospace and defense applications, and a prime contractor to the U.S. Department of Defense, today announced its financial results for the Three and Twelve months ended December 31, 2021.

Three Months ended December 31, 2021 compared to December 31, 2020

●	Consolidated net sales for the three months ended December 31, 2021 were $15.4 million, increasing $0.9 million or 6.2% from $14.5 million in 2020.

●	Consolidated gross profit for the three months ended December 2021 was $3.8 million, which included $1.2 million at year-end to update the estimated gross profit percentages used for the prior three quarters of 2021, based on the Company’s annual inventory count and valuation for the year. During the first three quarterly periods of 2021, gross profit had been estimated based on more conservative historical information.

●	Operating expenses for the three months ended December 31, 2021 were $2.0 million, an increase of $141,000 or 7.5% from $1.9 million in 2020.

●	Operating income for the three months of 2021 was $1.8 million, including the $1.2 million described above, compared to operating income of $173,000 in 2020.

●	Interest and financing costs for the three months ended December 31, 2021 were $303,000, declining $20,000 or 6.1% compared to $323,000 in 2020.

●	Net Income for the three months ended December 31, 2021 was $1.6 million. In the comparable period of 2020, the Company recorded income from continuing operations of $1.3 million, which included $2.4 million from forgiveness of the Paycheck Protection Program (PPP) loans. Before the PPP loan forgiveness, the loss from continuing operations in the three months ended December 31, 2020 was $1.1 million.

For the year ended December 31, 2021 compared to December 31, 2020

●	Consolidated net sales for the year ended December 31, 2021 were $58.9 million, an increase of $8.8 million, or 17.7%, compared to $50.1 million in 2020.

●	Consolidated gross profit for year ended December 31, 2021 was $10.3 million, an increase of $3.8 million compared to $6.5 million in 2020. Gross profit as a percentage of sales was 17.4% in 2021, an increase of 4.4 percentage points compared to 13.0% in 2020.

●	Operating expenses for year ended December 31, 2021 were $7.8 million, a decline of $154,000 or 2% as compared to $8.0 million of operating expenses in 2020.

●	Operating income for year ended December 31, 2021 was $2.5 million as compared to an operating loss of $1.4 million in 2020.

●	Interest and financing costs for year ended December 31, 2021 were $1.3 million, a decline of $225,000 or 15.2% as compared to $1.5 million in 2020.

●	Net Income for the year ended December 31, 2021 was $1.6 million. In 2020, income from continuing operations was $1.3 million, which included $2.4 million in income from forgiveness of the PPP loans and an income tax benefit of $1.4 million resulting from a tax refund from tax law changes enacted in the CARES Act. Before these items, net income for 2021 of $1.6 million increased $4.1 million compared to a net loss of $2.5 million in 2020.

●	Adjusted EBITDA, including stock compensation expense, for 2021 was approximately $6.3 million compared to $4.4 million for 2020, which included $3.8 million in PPP loan forgiveness and Covid tax benefits described above.

Adjusted EBITDA	Twelve Months Ended December 2021
Net Income	$1,627,000
Add-backs to EBITDA
Interest Expense	1,262,000
Taxes	2,000
Depreciation & Amortization	2,953,000
EBITDA	$5,844,000
Add-backs to Adjusted EBITDA
Stock Compensation	443,000
Adjusted EBITDA	$6,287,000

CEO Commentary

Lou Melluzzo, CEO of Air Industries said, “Last year in our press release announcing annual results I said that we expected our operating results to continue to improve. They have. We are very pleased with our results for 2021: sales, gross profit, operating income and net income improved significantly over 2020 even though the 2020 period benefited from $3.8 million in PPP loan forgiveness and Covid related tax benefits.

“We are particularly pleased with the improvement of our gross margin, which increased by 4.4 percentage points to 17.4% of sales. In 2020 and 2021 we were in the final years of several Long-Term Agreements (LTA) with fixed pricing resulting in modest profit margins. As these programs wound down, we were able to shift our production to higher margin product. The results speak for themselves. We expect our gross margin to remain at this level and perhaps improve in 2022.

“Our operating expenses remain well controlled, declining slightly in 2021 from 2020 levels. Since 2017, my first year as CEO, our operating expenses from continuing operations have declined by approximately $3.1 million or 29%. We are, like most businesses, facing increasing inflationary pressure in 2022. We will respond by increasing our focus on minimizing any increase in costs. We are further challenged by industry-wide labor shortages and are seeking to hire machinists both on Long Island and in Connecticut. Our 18-month backlog of firm orders declined slightly at December 31, 2021 compared to a year ago. Our backlog consists of firm orders only. We believe this to be a timing difference. Our (LTA) with a major customer expired on December 31, 2021, as such there were minimal orders from this customer in the closing months of the year. We recently announced a new LTA from that customer, along with several additional new contract “wins”. We expect our backlog to grow during the year.

“Air Industries improved results in 2021 have bolstered our Balance Sheet. At December 31, 2021:

●	Inventory which had increased significantly during the Covid disruption of 2020 was reduced by $2.6 million.

●	Accounts Payable & Accrued Expenses were reduced by $2.0 million or 22.9%. Accounts Payable & Accrued Expenses are now equal to just 36 Days-of-Sales,

●	Our Revolving Credit Line and Term Loan with Webster Bank (f/k/a Sterling National Bank) has been reduced $4.4 million or 22%.

“We have been comfortably in compliance with the Financial Covenants of our loan agreement since the inception in January 2020. This, together with our improving operating results and strengthened balance sheet, induced Webster Bank to extend the maturity of our credit facility by three-years to December 31, 2025 – nearly four years from today.

“Beginning in the second half of 2020 and during 2021, we have made significant investments in machinery & equipment to enhance competitiveness, speed through-put and increase profitability. This investment continues. We currently have two large new machines on order costing approximately $0.8 million and expect to place an order for a third in the next few weeks, costing between $0.5 million and $1.0 million. We intend to continually invest and modernize our equipment enabling Air Industries to manufacture world-class products – more efficiently and more profitably.

“Air Industries’ business is overwhelmingly military aircraft. The sad and unfortunate events of recent days in Ukraine have reinforced the necessity and value of a strong and ready military. Air Industries product is used on many, if not most, of the United States front line fighter aircraft including the F-15, F-16, F-18 and all three variants of the F-35. These state-of-the-art F-35 aircraft have recently been deployed to the Baltic States and the Black Sea to bolster the air defense of our NATO allies. We are proud that our products are supporting our war-fighters in their crucial mission. All of us at Air Industries are committed to continuing, and accelerating the progress we have made in 2021 into 2022 and beyond.”

Additional information about the Company can be found in its filings with the SEC.

Investor Conference Call

Management will host a conference call on Monday, March 7, 2022 at 4:30 PM Eastern

Conference Toll-Free Number – 888.378.4398

Passcode – 467 576

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated Tier 1 manufacturer of precision assemblies and components for mission-critical aerospace and defense applications, and a prime contractor to the U.S. Department of Defense.

Forward Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Adjusted EBITDA

The Company uses Adjusted EBITDA, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because such items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices which are not currently ascertainable.

Contact Information

Air Industries Group

Investor Relations

Michael Recca - CFO

631.328.7078

ir@airindustriesgroup.com

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